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                                                                  Exhibit (1)(d)

                    AMENDMENT NO. 3 TO DECLARATION OF TRUST
                            DATED DECEMBER 22, 1988



     The undersigned, Secretary of The PNC(R) Fund (the "Fund"), does hereby certify that by written consent of the Board of Trustees dated December 21, 1995, the following resolutions were approved by the trustees of the Fund and that said resolutions continue in full force and effect as of the date hereof:

          Amendment to Declaration of Trust.
          ---------------------------------

               WHEREAS, Article X, Section 10.9(C) of the Fund's Declaration of Trust dated as of December 22, 1988, as amended (the "Declaration of Trust"), provides that the Trustees may amend the Declaration of Trust without a vote of shareholders to change the name of the Fund;

               RESOLVED, that pursuant to the authorization described above, the Declaration of Trust shall be amended in the following respect:

               Article I of the Declaration of
               Trust is amended to change the name
               of the Trust from "The PNC Fund" to
               "Compass Capital Funds," and all
               other appropriate references in the
               Declaration of Trust are amended to
               reflect the fact that the name of
               the Trust is "Compass Capital
               Funds";

               FURTHER RESOLVED, that any trustee or officer of the Fund be, and each of them hereby is, authorized to execute, seal and deliver any and all documents, instruments, certificates, papers and writings; to file the same with any public official including, without limitation, the Secretary of the Commonwealth of Massachusetts and the Boston City Clerk; and to do any and all other acts, in the name of the Fund and on its behalf, as may be required or desirable in connection with or in furtherance of the foregoing resolution; and

               FURTHER RESOLVED, that the foregoing amendment to the Declaration of Trust shall be effective upon the filing of an instrument containing the same with the Secretary of the Commonwealth of Massachusetts and the
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          Boston City Clerk or at such other date as specified in such instrument.

          WITNESS my hand and seal this 5th day of January, 1996.


                                    /s/ Morgan R. Jones
                                    ---------------------
                                    Morgan R. Jones


COMMONWEALTH OF PENNSYLVANIA   )
                               ) ss.
CITY OF PHILADELPHIA           )


     Then personally appeared Morgan R. Jones, Secretary of The PNC Fund, and acknowledged this instrument to be his free act and deed this 5th day of January, 1996


                                    /s/
                                    ----------------------
                                    Notary Public

                                    My commission expires: